Exhibit 10.5

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

BY AND AMONG

FIRST COMMUNITY BANK CORPORATION OF AMERICA

AND

FIRST COMMUNITY BANK OF AMERICA

AND

KENNETH P. CHERVEN

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into this 29th day of November, 2004, by and among First Community Bank Corporation of America (“Corporation”), First Community Bank of America (“Bank”) and Kenneth P. Cherven (“Employee”). The Corporation and the Bank are collectively referred to herein as “Employer.” Employer and Employee are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Employer wishes to retain Employee as Chief Executive Officer and President of the Corporation and the Bank to perform the duties and responsibilities as are described in this Agreement and as the Boards of Directors (“Boards”) may assign to Employee from time to time; and

WHEREAS, Employee desires to become employed by Employer and to serve as the Chief Executive Officer and President of the Corporation and the Bank in accordance with the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto represent, warrant, undertake, covenant and agree as follows:

OPERATIVE TERMS

1. Employment and Term. Employer shall employ Employee pursuant to the terms of this Agreement to perform the services specified in Section 2 herein. The initial term of employment shall be for a period of three years, commencing on November 1, 2004 (“Effective Date”). On each subsequent day, this Agreement shall be automatically renewed for one additional day until Employee’s 65th birthday. However, either Party may terminate such renewals of this Agreement at any time by giving the other Party written notice of its intent not to renew.

The Board of both the Corporation and the Bank, or their respective Compensation Committees, shall on at least an annual basis, review Employee’s performance and this Agreement to determine if the Agreement’s renewals should be continued. The Boards’ or their respective Compensation Committees’ decision shall be included in their meeting minutes.

2. Position, Responsibilities and Duties. During the term of this Agreement, Employee shall devote all of his working time, attention, skill and best efforts to accomplish and faithfully perform all of the duties assigned to Employee on a full-time basis. Employee shall, at all times, conduct himself in a manner that will reflect positively upon Employer. Employee shall obtain and maintain such licenses, certificates, accreditations and professional memberships and designations as Employer may reasonably require. Employee shall notify Employer prior to any significant participation by him in any trade association or similar organization. Employee shall also have the specific duties prescribed in Schedule A, and any amendments thereto as mutually agreed to by the Parties.

3. Compensation. During the term of this Agreement, Employee shall be compensated as described in Schedule B, and any amendments thereto as mutually agreed to by the Parties.

4. Payment of Business Expenses. Employee is authorized to incur reasonable expenses in performing his duties hereunder. Employer will reimburse Employee for authorized expenses, according to Employer’s established policies, promptly after Employee’s presentation of an itemized account of such expenditures.

5. Illness or Incapacity.

(a) Duration: Employee shall be paid his full Base Salary for any period of his illness or incapacity; provided that such illness or incapacity does not render Employee unable to perform his duties under this Agreement for a period longer than three consecutive months. At the end of such three-month period, Employer may terminate Employee’s employment and this Agreement, as provided as provided by Section 6(b).

(b) Continuation of Coverages: Notwithstanding any contrary provision herein, following any termination of Employee’s employment and this Agreement pursuant to Section 5(a), Employer will continue any other life, health and disability coverages for Employee substantially identical to the coverages maintained prior to Employee’s termination until the earlier of:

(i)	Employee’s full time employment by another Person;

(ii)	one year after the date of such termination (with the exception of any disability insurance coverage in place, which shall be governed by the terms of such policy); or

(iii)	the date of Employee’s death.

6. Termination.

(a) Death: This Agreement shall immediately terminate upon Employee’s death, in which instance Employer shall pay to Employee’s estate any compensation accrued, but not yet paid.

(b) Termination for Cause: Employer shall have the right, at any time, upon written notice of termination satisfying the requirements of Section 8 herein, to terminate Employee’s employment hereunder, including termination for Cause as determined in the discretion of the Board of Directors. A termination for Cause shall be effective immediately upon effectiveness of a notice of termination.

For the purpose of this Agreement, termination for “Cause” shall mean termination for personal dishonesty; insubordination; misconduct or conduct: which could have a material negative reflection on Employer; breach of fiduciary duty; materially failing to perform the duties stated in this Agreement and Schedule A of this Agreement; violation of any significant law, rule or regulation (other than minor traffic violations or similar offenses); violation of a final cease-and-desist order; illness or incapacity for a period of longer than three months (as contemplated by Section 5); or personal default on indebtedness which is not corrected within 30 days from the date of default. In the event Employee is terminated for Cause, Employee shall have no right to compensation or other benefits for any period after such date of termination, other than compensation which was accrued, but not yet paid and (in the case of termination pursuant to Section 5[a]) the continuation of coverages describe in Section 5(b).

(c) Termination by Employer Other than For Cause: If Employee is terminated by Employer for any reason other than for Cause, Employee’s right to severance benefits under this Agreement shall be as set forth in Sections 6(g) and (h) herein.

(d) Change-in-Control: A “Change-in-Control” of Employer shall mean the first to occur of any one or more of the following:

(i)	any transaction, whether by merger, consolidation, asset sale, recapitalization, reorganization, combination, stock purchase, tender offer, reverse stock split, or otherwise, which results in the acquisition of, or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert of 50% or more of the outstanding shares of common stock of the Corporation or the Bank; or

(ii)	the sale of all or substantially all of the assets of the Corporation or the Bank; or

(iii)	the liquidation of the Corporation or the Bank of a material amount of either’s assets; or

(iv)	the takeover or control of all or substantially all of the operations of the Corporation or the Bank, through any of the means specified above.

If Employee has actual knowledge of an anticipated “Change-in-Control” at least 30 days prior to the event which causes a Change-in-Control, Employee shall be entitled at any time up to 30 days prior to the event which will effect such Change-in-Control (the “Change-in-Control Date”), to give a notice of termination (as defined in Section 8) as of the Change-in-Control Date, and Employee shall be paid, in addition to all accrued but unpaid compensation, a lump sum cash payment (the “Change-in-Control Payment”). The Change-in-Control Payment shall be equal to two-and-nine-tenths (2.9) years Employee’s then Base Salary (as defined in Schedule B) to be paid without setoff of any kind and in cash, not later than ten days after the Change-in-Control Date. Additionally, prior to the Change-in-Control Date, Employer shall notify representatives of the acquiring or successor entity, as the case may be, of Employee’s rights and Employer’s obligations under this Agreement, and without affecting Employer’s obligations to pay Employee hereunder, any such acquiring or successor entity shall become obligated to forthwith pay to Employee for such part of the Change-in-Control Payment as has not been paid by Employer as of the Change-in-Control Date.

In the event a Change-in-Control occurs without Employee having the actual prior knowledge described above, Employee shall have the right to give a notice of termination (as defined in Section 8) to Employer no later than ten (10) business days following a Change-in-Control during the term of this Agreement. In such instance, Employer, its successor or acquirer shall pay the Change-in-Control payment to Employee within ten (10) business days of receipt of Employee’s notice of termination.

(e) Termination for Good Reason: Employee may terminate his employment hereunder for Good Reason by delivering a notice of termination (as defined in Section 8). For purposes of this Agreement, “Good Reason” shall mean: (i) a failure by Employer to comply with any material provision of this Agreement, which failure has not been cured within 15 business days after a notice of such noncompliance has been given by Employee to Employer; or (ii) subsequent to a Change-in-Control. In the event Employee terminates his employment for Good Reason, he shall be entitled to severance benefits as set forth in Sections 6(g) and (h).

(f) Termination by Employee: Employee may terminate his employment hereunder and this Agreement for any reason, by providing a notice of termination (as defined in Section 8). In such event, Employee shall have no right to compensation or other benefits after the date of termination, except for accrued but unpaid compensation.

(g) Severance Payment: If Employee is entitled to severance benefits under Sections 6(c) or (e), Employee shall be paid, as severance, the total Base Salary (as defined in Schedule B) due for the longer of the remaining term of this Agreement or six months (which is the maximum duration of the agreement not to compete imposed on Employee by Section 12[b]). Any such payment shall be made in substantially equal semi-monthly installments on the 15th and last days of each month until paid in full and shall only be paid subject to Employee’s execution of a full release in favor of Employer for any potential claims related to this Agreement or to Employee’s employment with Employer.

(h) Additional Severance Benefits: If Employee is entitled to severance benefits under Sections 6(c) or (e), Employer shall maintain in full force and effect, for the continued benefit of Employee any Employee benefit plans and programs in which Employee was entitled to participate immediately prior to the date of termination for the shorter of:

(i)	one year after the date of termination; or

(ii)	the period of time ending on the date Employee becomes eligible for participation in a comparable plan provided by another employer; provided, however, that Employee’s continued participation is possible under the general terms and provisions of such plans and programs.

7. Regulatory Provisions. Employer and Employee acknowledge that the laws and regulations governing the Parties require that the employment of Employee be governed by certain standards contained in those laws and regulations. To that end, the Parties agree to be bound by the following provisions:

(a) Suspension/Temporary Prohibition: If Employee is suspended and/or temporarily prohibited from participating in the conduct and affairs of the Bank by a notice served under Sections 8(e) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818[e][3] and [g][1]) Employer’s obligations under this Agreement shall be suspended as of the date of such service unless stayed by appropriate proceedings. If the charges and the notice are dismissed, Employer may in its discretion:

(i)	pay Employee all or part of his compensation withheld while the obligations under this Agreement are suspended; and

(ii)	reinstate (in whole or part) any of Employer’s obligations which were suspended.

(b) Permanent Prohibition: If Employee is removed and/or permanently prohibited from participating in the conduct and affairs of the Bank by an order issued under Sections 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818[e][4] or [g][1]), all of Employer’s obligations under this Agreement shall terminate as of the effective date of the order, but Employee’s vested rights, if any shall not be affected.

(c) Default Under FDIA: If the Bank is in default (as defined in Section 3[x][1] of the Federal Deposit Insurance Act) all obligations under this Agreement shall terminate as of the date of default, but this subsection of this Agreement shall not affect Employee’s vested rights if any.

(d) Regulatory Termination: All obligations under this Agreement shall be terminated, except to the extent that a determination has been made that continuation of this Agreement is necessary for continued operation of the Bank:

(i)	by the Director or his or her designee, at the time the Office of Thrift Supervision (“OTS”) or Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistant to or on behalf of the Bank under the authority to contained in Section 13(c) of the Federal Deposit Insurance Act; or

(ii)	by the OTS, FDIC or the Director, or his or her designee, at the time the OTS, FDIC or the Director, or his or her designee, approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank’s determined by the OTS, FDIC or the Director to be in unsafe or unsound condition.

Any of Employee’s rights that have already vested, however, shall not be affected by such action. For purposes of this subsection of this Agreement, the term “Director” shall mean the Director of the OTS or the FDIC.

8. Notice of Termination.

(a) Specificity: Any termination of Employee’s employment by Employer or by Employee shall be communicated by written notice of termination to the other Party. For purposes of this Agreement, a “notice of termination” shall mean a dated notice which shall: (i) indicate the specific relevant termination provision in the Agreement; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision; and (iii) set forth the date of termination, which shall be not less than 30 days nor more than 45 days after such notice of termination is given, unless another Section of the Agreement requires or permits a different effective date.

(b) Delivery of Notices: All notices or resignations given or required to be given herein shall be in writing, sent by United States first-class certified or registered mail, postage prepaid, by way of overnight carrier, or by hand delivery. If to Employee (or to Employee’s spouse or estate upon Employee’s death) notice shall be sent to Employee’s last-known address, and if to Employer, notice shall be sent to Employer’s corporate headquarters. All such notices shall be effective five days after having been deposited in the mail if sent via first-class certified or registered mail, or upon delivery if by hand delivery or if sent via overnight carrier. Either Party, by notice in writing, may change or designate the place for receipt of all such notices.

9. Post-Termination Obligations. Employer shall pay to Employee such payments and benefits as are required pursuant to this Agreement; provided, however, any such payments shall be subject to Employee’s post-termination cooperation. Such cooperation shall include the following:

(a) Employee shall furnish such information and assistance as may be reasonably required by Employer in connection with any litigation or settlement of any dispute between Employer and a customer or other third parties (including without limitation serving as a witness in court or other proceedings);

(b) Employee shall provide such information or assistance to Employer in connection with any regulatory examination by any state or federal regulatory agency;

(c) Employee shall keep Employer’s trade secrets and other proprietary or confidential information secret to the fullest extent practicable, subject to compliance with all applicable laws;

(d) Employee shall return all Employer’s property, including, but not limited to, keys, credit cards, manuals and other written materials.

(e) Employee shall execute a full release of all potential claims related to this Agreement or to Employee’s employment with Employer in favor of Employer.

Upon submission of proper receipts, Employer shall promptly reimburse Employee for any reasonable expenses incurred by Employee in complying with the provisions of this Section.

10. Indebtedness. If during the term of this Agreement, Employee becomes indebted to Employer or to one of Employer’s subsidiaries, for any reason, Employer may, at its election, set off and collect any sums due Employee out of any amounts which Employer may owe Employee pursuant to the terms of this Agreement. Furthermore, upon the termination of this Agreement, all sums owed to Employer by Employee shall become immediately due and payable. Employee shall pay all expenses and Attorneys’ Fees actually or necessarily incurred by Employer in connection with any collection proceeding for Employee’s indebtedness. Notwithstanding any of the foregoing, any indebtedness to Employer or to one of Employer’s subsidiaries, secured by a mortgage on Employee’s residence shall not be subject to the foregoing provisions, but shall be governed by the loan documents evidencing such indebtedness.

11. Maintenance of Confidential Information. Employee shall use his best efforts and utmost diligence to guard and protect all of Employer’s (or any of Employer’s subsidiaries) confidential information. Employee shall not, either during the term, or after termination, of this Agreement, for whatever reason, use in any capacity, or divulge or disclose in any manner, to any Person, the identity of Employer’s (or any of Employer’s subsidiaries) customers, methods of operation, processes, systems and programs, or other confidential information relating to Employer’s (or any of Employer’s subsidiaries) business. Upon termination of this Agreement or Employee’s employment, for any reason, Employee shall immediately return and deliver to Employer or any of Employer’s subsidiaries, all records and papers and all materials which bear confidential information.

12. Competitive Activities.

(a) Limitation on Outside Activities: Employee agrees that during the term of this Agreement, except with the express consent of the Board, Employee will not, directly or indirectly, engage in, participate in, become a director of, render advisory or other services to, become employed by, or make any financial investment in any firm, corporation, business entity or business enterprise competitive with or to any business of Employer. Notwithstanding the foregoing, Employee shall not be precluded or prohibited from owning passive investments (defined herein to mean up to 9.9% of the beneficial ownership of the firm, corporation, business entity or business enterprise), including investments in the securities of other financial institutions. Employee, however, shall be prohibited from making any investments or commitments of time, accepting any positions or participating in any activities which cause Employee to devote time to such investments, commitments, positions or activities which would interfere with Employee’s position with and obligations to Employer.

(b) Agreement Not to Compete: Employee acknowledges that by virtue of his employment with Employer, Employee will acquire an intimate knowledge of the activities and affairs of Employer, including trade secrets and other confidential matters. Employee, therefore, agrees that during the term of this Agreement, and for a period of six months following the termination of Employee’s employment hereunder, Employee shall not become employed, directly or indirectly, whether as an employee, independent contractor, consultant, or otherwise, with any federally-insured financial institution, financial holding company, bank holding company, or other financial services provider located in Charlotte, Hillsborough, Manatee, Pasco, Pinellas and Sarasota Counties, Florida or in any County where Employer operates a full-service branch (“Covered Area”) with any Person whose intent it is to organize another such company or entity located in the Covered Area. Employee acknowledges that this is the same duration of the minimum period that Employee would receive severance benefits under Section 6, if he is entitled to such benefits.

Employee further agrees that for a period of 12 months following the termination of Employee’s employment hereunder for any reason, Employee shall not directly or indirectly: (i) solicit the business of any then current customer (“borrower or depositor”) of Employer or any of Employer’s subsidiaries, regardless of whether or not Employee was responsible for generating such customer’s business for Employer or any of Employer’s subsidiaries; or (ii) solicit any employees of Employer or any Employer’s subsidiaries.

Employee hereby agrees that the duration of the anti-competitive covenant set forth herein is reasonable, and that its geographic scope is not unduly restrictive.

13. Remedies for Breach.

(a) Arbitration: The Parties agree that, except for the specific remedies for Injunctive Relief as contained in Section 13(b), herein, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, including, without limitation, any claim that this Agreement or any portion thereof is invalid, illegal or otherwise voidable, shall be submitted to binding arbitration before and in accordance with the Rules of the American Arbitration Association. Judgment upon the determination and/or award of such arbitrator may be entered in any court having jurisdiction thereof; provided, however, that this clause shall not be construed to permit the award of punitive damages to either Party. The prevailing party to said arbitration shall be entitled to an award of reasonable Attorneys’ Fees. The venue for arbitration shall be in Pinellas County, Florida.

(b) Injunctive Relief: The Parties acknowledge and agree that the services to be performed by Employee are special and unique and that money damages cannot fully compensate Employer in the event of Employee’s violation of the provisions of Sections 11 and 12 of this Agreement. Thus, in the event of a breach of any of the provisions of such Section, Employee agrees that Employer, upon application to a court of competent jurisdiction, shall be entitled to an injunction restraining Employee from any further breach of the terms and provision of such Section. Should Employer prevail in an action seeking such an injunction, Employee shall pay all costs and reasonable Attorneys’ Fees incurred by Employer in and relating to obtaining such injunction. Employee’s sole remedy, in the event of the wrongful entry of such injunction, shall be the dissolution of such injunction and recovery of Attorneys’ Fees. Employee hereby waives any and all claims for damages by reason of the wrongful issuance of any such injunction.

(c) Cumulative Remedies: Notwithstanding any other provision of this Agreement, the injunctive relief described in Section 13(b) herein and all other remedies provided for in this Agreement which are available to Employer as a result of Employee’s breach of this Agreement, are in addition to and shall not limit any and all remedies existing at law or in equity which may also be available to Employer.

14. Assignment. This Agreement shall inure to the benefit of and be binding upon Employee, and to the extent applicable, his heirs, assigns, executors, and personal representatives, and to Employer, and to the extent applicable, its successors, and assigns, including, without limitation, any Person which may acquire all or substantially all of the assets and business of the Corporation or the Bank, or with or into which the Corporation or the Bank may be consolidated or merged, and this provision shall apply in the event of any subsequent merger, consolidation, or transfer.

15. Attorneys’ Fees. In the event that any claim or controversy hereunder is the subject of any litigation or arbitration between the Parties, the prevailing Party shall be entitled to an award of all reasonable costs, including Attorneys’ Fees.

16. Miscellaneous.

(a) Amendment of Agreement: Unless as otherwise provided herein, this Agreement may not be modified or amended except in writing signed by the Parties.

(b) Certain Definitions: For purposes of this Agreement, the following terms whenever capitalized herein shall have the following meanings:

(i)	“Attorneys’ Fees” shall include the reasonable legal fees and disbursements charged by attorneys and their related travel and lodging expenses, court costs, paralegal fees, etc. incurred in arbitration, mediation, settlement negotiations, discovery, trial, appeal or bankruptcy proceedings.

(ii)	“Material” shall mean substantial or significant as opposed to inconsequential.

(iii)	“Person” shall mean any natural person, corporation, partnership (general or limited), trust, association or any other business entity.

(c) Headings for Reference Only: The headings of the Sections and the Subsections herein are included solely for convenient reference and shall not control the meaning of the interpretation of any of the provisions of this Agreement.

(d) Governing Law/Jurisdiction: This Agreement shall be construed in accordance with and governed by the laws of the State of Florida. Any litigation involving the Parties and their rights and obligations hereunder shall be brought in the appropriate court in Pinellas County, Florida.

(e) Severability: If any of the provisions of this Agreement shall be held invalid for any reason, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect in accordance with the remainder of its terms.

(f) Entire Agreement: This Agreement and all other documents incorporated or referred to herein, contain the entire agreement of the Parties and there are no representations, inducements or other provisions other than those expressed in writing herein. No modification, waiver or discharge of any provision or any breach of this Agreement shall be effective unless it is in writing signed by both Parties. A Party’s waiver of the other Party’s breach of any provision of this Agreement, shall not operate, or be construed, as a waiver of any subsequent breach of that provision or of any other provision of this Agreement.

(g) Waiver: No course of conduct by Employer or Employee and no delay or omission of Employer or Employee to exercise any right or power given under this Agreement shall: (i) impair the subsequent exercise of any right or power, or (ii) be construed to be a waiver of any default or any acquiescence in, or consent to, the curing of any default while any other default shall continue to exist, or be construed to be a waiver of such continuing default or of any other right or power that shall theretofore have arisen. Any power and/or remedy granted by law and by this Agreement to any Party hereto may be exercised from time to time, and as often as may be deemed expedient. All such rights and powers shall be cumulative to the fullest extent permitted by law.

(h) Pronouns: As used herein, words in the singular include the plural, and the masculine include the feminine and neuter gender, as appropriate.

(i) Recitals: The Recitals set forth at the beginning of this Agreement shall be deemed to be incorporated into this Agreement by this reference as if fully set forth herein, and this Agreement shall be interpreted with reference to and in light of such Recitals.

(j) Amendment and Restatement: This Agreement amends and completely restates any other employment agreements by and between Employee and Employer. By executing this Agreement, Employee completely releases Employer from any obligations under any such other agreements.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

EMPLOYEE

/s/ Kenneth P. Cherven
Kenneth P. Cherven

FIRST COMMUNITY BANK CORPORATION OF AMERICA

By:	/s/ Robert M. Menke
Robert M. Menke
Chairman of the Board

FIRST COMMUNITY BANK OF AMERICA

By:	/s/ Robert M. Menke
Robert M. Menke
Chairman of the Board

SCHEDULE A

Employee’s duties shall specifically include, but not be limited to:

1.	building and maintaining a high quality management team;

2.	building and managing the Bank’s branch network;

3.	managing personnel and minimizing employee turnover;

4.	serving on such committees as appointed by the Boards from time to time;

5.	monitoring Employer’s capital position and identifying and evaluating capital raising options;

6.	keeping the Boards informed of industry developments and regulatory initiatives affecting the Corporation and Bank;

7.	supervising all lending, servicing and resolution of problem assets;

8.	establishing and implementing marketing efforts to increase the Bank’s business;

9.	coordinating with Employer’s attorneys and accountants and other service providers to the extent necessary to further the business of Employer, keeping in compliance with government laws and regulations and otherwise keeping the Corporation and the Bank in as good a financial and legal posture as possible;

10.	maintaining adequate expense records relating to Employee’s activities;

11.	keeping the Boards informed of financial results of operations and the status of Employer’s business;

12.	making recommendations to the Boards on a wide range of subjects, including: officer appointments and changes in organization, loans, new or redesigned services, annual operating budget, salary and benefit administration, and physical plan renovation;

13.	meeting regularly with officers and other key staff; and delegate responsibility for daily operations and administration;

14.	maintaining relationships with other bankers to be aware of new services or opportunities to increase profit or decrease expenses;

15.	identifying and evaluating expansionary opportunities for Employer; and

16.	conducting and undertaking all other activities, responsibilities, and duties normally expected to be undertaken and accomplished by the Chief Executive Officer and President of a financial institution holding company similar in size and operation to Employer’s business.

SCHEDULE B

COMPENSATION

1.	Base Salary: Employee shall receive an annual salary of $170,140 (the “Base Salary”).

Employer may adjust the Base Salary from time to time based upon the Board’s evaluation of Employee’s performance. In no event, however, will the Base Salary be reduced without Employee’s written concurrence.

2.	Performance Bonuses: Employee may receive an annual performance bonus at the discretion of the Board. The performance bonus shall be tied to Bancshares achieving profitability on a consolidated basis. “Profitability” shall include, but not be limited to net profit, the financial strength of Bancshares, implementing strategies to increase shareholder value or such other measures as determined by the Board.

3.	Vacation: Employee is entitled to four weeks paid vacation time per year on a non-cumulative basis. Employee will be entitled to receive a lump sum payment of up to 80 hours of unused vacation time.

4.	Medical Benefits and Other Plans: Employee shall also be permitted to participate in all other benefit plans offered to Bank officers.

5.	Continuing Education: Employer will reimburse Employee for admission or attendance fees for pre-approved educational meetings or seminars offered by such organizations as the Florida Bankers Association.

6.	Automobile Allowance: Employee shall be entitled to receive an automobile allowance of $600 per month in accordance with Employer’s policies.

7.	Life Insurance: Employer shall maintain a $500,000 life insurance policy on Employee during the term of this Agreement for the benefit of employee’s spouse. The policy shall be with a life insurance company with a B+ or better rating.